PRICEWATERHOUSECOOPERS
--------------------------------------------------------------------------------
                                                      PricewaterhouseCoopers LLP
                                                     1301 Avenue of the Americas
                     REPORT OF INDEPENDENT ACCOUNTANTS    New York NY 10019-6013
                                                        Telephone (212) 259-1000
                                                        Facsimile (212) 259-1301

To the Trustees and Shareholders of
Automatic Common Exchange Security Trust II:

In planning and performing our audit of the financial statements and financial highlights of Automatic Common Exchange Security Trust II (the "Trust") for the period from June 4, 1997 (commencement of operations) to December 31, 1997, we considered the Trust's internal control, including controls over safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and financial highlights and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Automatic Common Exchange Security Trust II is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, errors or irregularities may occur and may not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of any specific internal control component does not reduce to a relatively low level the risk that errors or irregularities in amounts that would not be material in relation to the financial statements and financial highlights being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 1997.

This report is intended solely for the information and use of management and the Securities and Exchange Commission.

                                        /s/PricewaterhouseCoopers LLP
                                           PRICEWATERHOUSECOOPERS LLP

New York, New York
July 1, 1998